Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated June 10, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American Science and Engineering, Inc. and subsidiary included in this Form 10-K for the year ended March 31, 2009 into the Company’s previously filed Registration Statements on Form S-8 (Nos. 333-05797,  333-13259, 333-27927, 333-69717, 333-91801, 333-53842, 333-102338, 333-117843, 333-117844, 333-129851, 333-152541, and 333-155215) and Form S-3 (Nos. 033-61903, 333-09151 and 333-89836).

/s/	Caturano and Company, P.C.
Boston, MA
June 10, 2009